Exhibit 4.1

CERTIFICATE OF ELIMINATION

with respect to

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

DRIL-QUIP, INC.

The undersigned, Gary D. Smith, does hereby certify that:

1. The undersigned is the duly elected and acting Co-Chairman of the Board, Co-Chief Executive Officer and Secretary of Dril-Quip, Inc., a Delaware corporation (the “Company”).

2. Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, on October 17, 2007 the Board of Directors of the Company adopted the following resolutions by a unanimous written consent, which resolutions relate to the previously issued dividend of one right (each, a “Right” and collectively, the “Rights”) in respect of each share of Common Stock, par value $.01 per share, of the Company to purchase shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (“Series A Preferred Stock”) pursuant to a Rights Agreement, dated as of October 17, 1997 (as amended, the “Rights Agreement”), between the Company and ChaseMellon Shareholder Services L.L.C., each such Right representing the right to purchase one one-hundredth of a share of Series A Preferred Stock upon the terms and subject to the conditions set forth in the Rights Agreement:

“WHEREAS, the Rights Agreement has expired in accordance with its terms, and the Board has determined that it would be desirable and in the best interests of the Company and its stockholders to eliminate the Company’s Series A Preferred Stock issuable upon the exercise of the Rights.

“NOW, THEREFORE, BE IT

“RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company filed October 21, 1997 (the “Certificate of Designations”); and further

“RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Restated Certificate of

Incorporation of this Company all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock; and further

“RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary, advisable or appropriate in order to effectuate the purposes of each and all of the foregoing resolutions.”

3. I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.

This Certificate was executed in Houston, Texas, on October 18, 2007.

DRIL-QUIP, INC.

By:	/s/ Gary D. Smith
Gary D. Smith
Co-Chairman of the Board, Co-Chief Executive Officer and Secretary

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